Exhibit 10.6

PRINCIPIA BIOPHARMA, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is dated as of                     , 2018, by and between [                ] (“Executive”) and Principia Biopharma Inc., a Delaware corporation, including its subsidiaries (the “Company”), effective as of                     , 2018 (the “Effective Date”). This Agreement is intended to provide Executive with certain benefits described herein upon the occurrence of specific events.

RECITALS

A.    It is expected that another company may from time to time consider the possibility of acquiring the Company or that a Change in Control may otherwise occur. The Company’s Board of Directors (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.

B.    The Board believes it is in the best interests of the Company and its stockholders to retain Executive and provide incentives to Executive to continue in the service of the Company.

C.    The Board further believes that it is imperative to provide Executive with certain benefits upon termination of Executive’s employment in connection with a Change in Control and otherwise, which benefits are intended to provide Executive with financial security and provide sufficient income and encouragement to Executive to remain with the Company, notwithstanding the possibility of a Change in Control and/or termination of Executive’s employment with the Company.

D.    To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Executive, to agree to the terms provided in this Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:

1.    At-Will Employment. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign Executive’s employment at any time, with or without advance notice. Executive shall not receive any compensation of any kind, including, without limitation, equity award vesting acceleration and severance benefits, following Executive’s last day of employment with the Company, except as expressly provided in this Agreement.

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2.    Severance Benefits in the event of a Change in Control Termination. If Executive’s employment is terminated without Cause (and other than as a result of Executive’s death or disability), or Executive resigns for Good Reason, in either case in connection with or within twelve (12) months after a Change in Control (and contingent upon the closing of the Change in Control) (collectively, a “Change in Control Termination”), and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), Executive will receive the Accrued Amounts (as defined below) and subject to Executive’s (a) returning all Company property; (b) complying with his her post-termination obligations under this Agreement and Company’s Employee Proprietary Information and Invention Agreement (the “Proprietary Information Agreement”); (c) execution, delivery and non-revocation of an agreement that includes an effective release of all claims against the Company (the “Release”) within the time period following the date of Executive’s Change in Control Termination provided in the Release, and (d) complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein, the Company shall provide Executive with the following severance benefits (the “Change in Control Severance Benefits”):

(a)    The Company shall pay Executive an amount equal to the sum of [18] [12] [9] months of Executive’s then current base salary plus target bonus, ignoring any decrease in base salary that forms the basis for Good Reason, less all applicable withholdings and deductions, paid over such [18] [12] [9] month period immediately following the Change in Control Termination in accordance with the Company’s regular payroll practices, on the schedule described in Section 4 below.

(b)    Should Executive elect to continue his or her medical, dental and/or vision insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any analogous provisions of applicable state law, the Company shall reimburse Executive for the COBRA premiums necessary to continue COBRA coverage for Executive and his or her eligible dependents (“COBRA Premiums”) from the date of Executive’s Change in Control Termination until the earliest to occur of (a) [18] [12] [9] months following the Change in Control Termination, (b) the expiration of Executive’s eligibility for the continuation coverage under COBRA, and (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Change in Control Termination through the earliest of (a) through (c) is referred to herein as the “Change in Control COBRA Benefits Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the

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COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Change in Control COBRA Benefits Payment Period. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the [18] [12] [9] months following the Change in Control Termination, Executive must immediately notify the Company of such event.

(c)    All outstanding Eligible Equity Awards subject to vesting then held by Executive shall become vested and exercisable (if applicable) with respect to all of the shares subject thereto and any shares acquired upon the exercise or issuance thereof held by Executive shall automatically be accelerated so as to become vested and exercisable (if applicable) and any right of repurchase or forfeiture provision shall lapse as to all of such shares, effective immediately prior to Executive’s Change in Control Termination under this Section 2(c). Nothing in this Section 2(c) prohibits the Company or a successor organization (or its parent) from causing such Eligible Equity Awards or other Company securities to earlier terminate pursuant to the terms of the applicable equity plan or award agreements in connection with a Change in Control, merger, acquisition or other similar corporate transaction where such equity awards will terminate and not be assumed by the successor or acquiring entity.

3.    Severance Benefits upon an Involuntary Termination that is not a Change in Control Termination. If Executive’s employment is terminated without Cause (and other than as a result of Executive’s death or disability), or Executive resigns for Good Reason, and such termination is not a Change in Control Termination (an “Involuntary Termination”), and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), Executive will receive the Accrued Amounts and subject to Executive’s (a) returning all Company property; (b) complying with his her post-termination obligations under this Agreement and the Proprietary Information Agreement; (c) execution, delivery and non-revocation of the Release within the time period following the date of Executive’s Involuntary Termination provided in the Release, and (d) complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein, the Company shall provide Executive with the following severance benefits (the “Severance Benefits”):

(a)    The Company shall pay Executive an amount equal to [12] [9] [6] months of Executive’s then current base salary, ignoring any decrease in base salary that forms the basis for Good Reason, less all applicable withholdings and deductions, paid over such [12] [9] [6] month period immediately following the Involuntary Termination in accordance with the Company’s regular payroll practices, on the schedule described in Section 4 below.

(b)    Should Executive elect to continue his or her medical, dental and/or vision insurance benefits pursuant to COBRA and any analogous provisions of applicable state law, the Company shall reimburse Executive for the COBRA Premiums from the date of Executive’s Involuntary Termination until the earliest to occur of (a) [12] [9] [6] months following the

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Involuntary Termination, (b) the expiration of Executive’s eligibility for the continuation coverage under COBRA, and (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Involuntary Termination through the earliest of (a) through (c) is referred to herein as the “COBRA Benefits Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable Health Care Benefit Payment. The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Benefits Payment Period. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the [12] [9] [6] months following the Involuntary Termination, Executive must immediately notify the Company of such event.

4.    Limitations And Conditions On Severance Benefits

(a)    Release Prior to Payment of Benefits. Prior to the payment of any of the Change in Control Severance Benefits or the Severance Benefits, as applicable, Executive shall execute, and allow to become effective, the Release within the time frame set forth therein, but not later than sixty (60) days following Executive’s Change in Control Termination or Involuntary Termination, as applicable (the “Release Effective Date”). Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under the Proprietary Information Agreement). No Change in Control Severance Benefits or Severance Benefits, as applicable, will be paid prior to the Release Effective Date. Within five (5) days following the Release Effective Date, the Company will pay Executive the Change in Control Separation Benefits or Severance Benefits, as applicable, Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the benefits being paid as originally scheduled. Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any of the Change in Control Severance Benefits or any of the Severance Benefits constitute “deferred compensation” under Section 409A (defined below), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, no Change in Control Severance Benefits or Severance Benefits, as applicable, will be paid prior to the sixtieth (60th) day following Executive’s termination date. On the sixtieth (60th) day following the date of termination, the Company will pay to Executive in a lump sum the applicable Change in Control Severance Benefits or Severance Benefits, as applicable, that Employee would otherwise have received on or prior to such date, with the balance of the Change in Control Severance Benefits or Severance Benefits, as applicable, being paid as originally scheduled.

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(b)    Income and Employment Taxes. Executives agrees that Executive shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(c)    Compliance with Section 409A. It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). Further, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that any of the severance payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the date of his or her termination, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Change in Control Severance Benefits described in Section 2(a) or the Severance Benefits described in Section 3(a), as applicable, shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s termination date or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the applicable benefit that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefit had not been so delayed pursuant to this Section 4(c).

(d)    Related Matters. Executive further acknowledges and agrees to resign from all Company positions, including membership on any board of directors at the time of Executive’s termination.

(e)    Conflicts. Executive represents that his or her performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

(f)    Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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(g)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

5.    Definitions.

(a)    Accrued Amounts. For purposes of this Agreement, “Accrued Amounts” means Executive’s base salary through the date of termination, together with any compensation and benefits payable to Executive based on his or her participation in any compensation or benefit plan, program or arrangement through the date of termination.

(b)    Cause. For purposes of this Agreement, “Cause”, as determined by the Board acting in good faith and based on information then known to it, means: (i) Executive’s conviction (including a guilty plea or plea of nolo contendere) of any felony, or of any other crime involving fraud, dishonesty or moral turpitude; (B) Executive’s commission or attempted commission of or participation in a fraud or act of dishonesty against the Company; (C) Executive’s material violation of any written and fully executed contract or agreement between Executive and the Company, including without limitation, material breach of this Agreement or Executive’s Proprietary Agreement, or of any Company policy, or of any statutory duty Executive owes to the Company; or (D) Executive’s conduct that constitutes gross insubordination or habitual neglect of duties, provided, however, that the action or conduct described in clause (C) above and this clause (D) will constitute “Cause” only if such action or conduct causes (or is reasonably expected to cause) harm to the Company and continues after the Board has provided Executive with written notice thereof and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure). The determination that a termination is for Cause shall be made by the Board in good faith.

(c)    Change in Control. For purposes of this Agreement, “Change in Control” means any of the following: (A) a transaction or series of transactions (other than an offering of our common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any person or related group of persons (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the board of

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directors will not be deemed to constitute a change in control; or (B) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (iii) the acquisition of assets or stock of another entity, in each case other than a transaction (x) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the company’s assets or otherwise succeeds to the business of the Company (the Company or such person the “successor entity”)) directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; and (y) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of combined voting power of the successor entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

(d)    Eligible Equity Award. For purposes of this Agreement, “Eligible Equity Award” means all outstanding and unvested equity awards granted under the Company’s equity incentive plans that are held by Executive as of the effective date of a Change in Control.

(e)    Good Reason. For purposes of this Agreement, “Good Reason” for Executive’s resignation of his or her employment will exist following the occurrence of any of the following without Executive’s written consent: (a) material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are substantially reduced from the prior duties; (B) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than forty-five (45) miles as compared to Executive’s then current principal place of employment immediately prior to such relocation; or (C) a reduction of at least 10% of Executive’s gross base salary (unless pursuant to a salary reduction program applicable generally to the Company’s executive employees); provided, that any such event described above shall not constitute Good Reason unless Executive delivers to the Company a notice of termination for Good Reason within thirty (30) days after the initial existence of the circumstances giving rise to Good Reason, within thirty (30) days following the receipt of such notice of termination for Good Reason the Company has failed to reasonably cure the circumstances giving rise to Good Reason, and Executive terminates his or her employment within thirty (30) days following the end of the cure period.

6.    Parachute Payments. Notwithstanding anything in the foregoing to the contrary, if any of the payments to Executive (prior to any reduction described in this paragraph) provided for in this Agreement, together with any other payments which Executive has the right to receive from the Company, any acquiror, their affiliates or otherwise (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code and if the Safe Harbor Amount, as defined below, is greater than the Taxed Amount, as defined below, then the total

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amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction as described in this paragraph) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Safe Harbor Amount, reduction will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company, any subsidiary or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 6. The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to the Payments is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

7.    Other Employment Terms and Conditions. The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

8.    Miscellaneous Provisions.

(a)    No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement (or relevant portion thereof) concerning

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similar subject matter dated prior to the date of this Agreement and by execution of this Agreement both parties agree that any such predecessor agreement (or relevant portion thereof) shall be deemed null and void.

(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of California.

(e)    Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)    Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.

(g)    No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 7(h) shall be void.

(h)    Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company.    In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Executive.

(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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Each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

EXECUTIVE

Address:

Date:

PRINCIPIA BIOPHARMA INC.

Name: Name
Title: [ ]

Date:

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